Exhibit 3.4

CERTIFICATE OF INCREASE

OF AUTHORIZED NUMBER OF SHARES OF

SERIES B CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK OF

EXELA TECHNOLOGIES, INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

EXELA TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That the Second Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on January 25, 2021 and a Certificate of the Designations, Preferences, Right and Limitations of Series B Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”), was filed in said office of the Secretary of State on March 10, 2022.

That the Board of Directors of the Corporation duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Series B Preferred Stock of the Corporation, from 5,000,000 shares to 8,600,000 shares, all in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, EXELA TECHNOLOGIES, INC. has caused this certificate to be signed by its authorized officer this 25th day of July, 2022.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary